Exhibit 99.1

Kairous Acquisition Corp. Limited Pricing of $75 Million Initial Public Offering

Malaysia – December 13, 2021 – Kairous Acquisition Corp. Limited (the “Company”), a newly organized blank check company incorporated as a Cayman Islands business company and led by Chief Executive Officer, Joseph Lee, today announced the pricing of its initial public offering of 7,500,000 units at an offering price of $10.00 per unit, with each unit consisting of one ordinary share, one half of one redeemable warrant, and one right to receive one-tenth (1/10) of an ordinary share. Each whole warrant will entitle the holder thereof to purchase one ordinary share, and each ten rights entitle the holder thereof to receive one ordinary share. The exercise price of the warrants is $11.50 per full share. The units are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “KACLU” beginning on December 14, 2021. Once the securities comprising the units begin separate trading, the ordinary shares, warrants and rights will be traded on Nasdaq under the symbols “KACL,” “KACLW,” and “KACLR,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The offering is expected to close on December 16, 2021, subject to customary closing conditions.

Maxim Group LLC is acting as sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to 1,125,000 additional units at the initial public offering price to cover over-allotments, if any.

A registration statement on Form S-1 (File 333-259031) relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 13, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Ave, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kairous Acquisition Corp. Limited

Kairous Acquisition Corp. Limited is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Kairous Acquisition Corp. Limited, including those set forth in the Risk Factors section of Kairous Acquisition Corp. Limited’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Kairous Acquisition Corp. Limited undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

At the Company:

Joseph Lee

Chief Executive Officer

Email: joseph@kairous.com

Tel: +603 7733 9340

Investor Relations:

Adrian Hia / Teng Hau Lee

Manager

Email: ir@kairous.com

Tel: +603 7733 9340